EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 1st day of October, 2014 (the “Effective Date”) by and among Harry J. Fleming (the Executive”), Northstar Healthcare Acquisitions, L.L.C., a Delaware limited liability company (the “Company”), and Northstar Healthcare Inc., a British Columbia corporation (the “Issuer”).

     WHEREAS, the Company wishes to employ the Executive upon the terms and conditions hereinafter set forth, and the Executive is willing and able to accept such employment on such terms and conditions.

     AND WHEREAS the Company is an indirect subsidiary of the Issuer.

     AND WHEREAS, the Issuer wishes for the Executive to serve as the President of the Issuer for no additional compensation upon the terms and conditions hereinafter set forth, and the Executive is willing and able to serve in such capacity on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual premises set forth below, the Company, the Issuer and the Executive agree as follows:

1.

Employment Duties. The Company hereby employs the Executive, and the Executive accepts employment, as the Company’s President, subject to the direction and control of the Board of Managers of the Company (the “Board”), the Board of Directors of the Issuer (the “Issuer Board”), and the Company’s Chief Executive Officer to whom the Executive shall report. In addition, the Issuer hereby employs the Executive, and the Executive accepts employment, as the Issuer’s President. During the employment period, the Executive shall have such duties, responsibilities and authority with the Company and its subsidiaries and affiliates that are consistent with such position and are assigned by the Board, the Issuer Board, or Chief Executive Officer of the Company or the Issuer, as applicable. The Executive shall devote one hundred-percent (100%) of his business time, energy and experience to the performance of his duties hereunder, and is permitted to engage in other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation provided that, any of such activities do not interfere with the performance of the Executive’s responsibilities pursuant to this Agreement.

2.

Term. The Executive’s employment shall commence on the date of this Agreement and, unless earlier terminated as provided herein, shall continue until the date that is three (3) years from the Effective Date. This Agreement shall automatically renew for additional one (1) year terms unless written notice is provided by either the Executive or the Company at least 30 days prior to the expiration of any term hereunder.

3.	Place of Employment.

The Executive’s place of employment will be the Company’s head office located in Houston, Texas.

4.	Compensation and Benefits.

(a)

Base Salary. The Company will pay the Executive a salary of Four Hundred Twenty- Five Thousand United States dollars (U.S. $425,000) per annum (“Base Salary”) payable in accordance with the Company’s normal payroll practices. Said Base Salary shall increase to Four Hundred Fifty Thousand United States dollars (U.S. $450,000) per annum in year two and Four Hundred Seventy-Five Thousand United States dollars (U.S. $475,000) per annum in year three.

(b)

Restricted Share Units. The Executive shall receive as additional compensation one million (1,000,000) Restricted Share Units (“RSU”) which shall vest in ten years. Such Units shall be irrevocably granted and will vest regardless of the Executive’s employment status with the Company. Said vesting period shall accelerate upon: i) termination of Executive’s employment; or ii) change in control of the Issuer or Company; or iii) Executive’s election if there is a formal offer to purchase or merge the Issuer or Company by or with any other entity. To the extent necessary to effectuate this grant, the Compensation Committee will amend, within its abilities per Canadian securities laws and regulations and the regulations of any exchange upon which the Issuer’s shares are traded, the Company’s RSU Plan.

(c)

STIP. The Executive will be eligible to participate in the Company’s short-term incentive plan for senior management (the “STIP”). The Executive’s target annual bonus under the STIP shall be forty percent (40%) of his Base Salary. As detailed in the 2014 STIP, in the event that the stated objectives are met, Executive is eligible to receive up to 200% of the target annual bonus under the STIP.

(d)

Benefits. During the Term, the Executive shall be entitled to participate in all benefit plans and programs generally made available by the Company to its senior executives. The Executive shall also be entitled to all fringe benefits for which his position makes him eligible in accordance with the Company’s usual policies and the terms and provisions of such plans, policies or arrangements. During the Term, the Company shall pay the Executive’s reasonable health insurance premium expenses for any time period during which the Executive is not covered by the Company’s benefit plan (e.g., during a “waiting period”), including, without limitation, the Executive’s COBRA payments for health insurance continuation.

(e)

Expenses. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties as an employee of the Company in accordance with the Company’s usual policies for expenses.

(f)	Vacation. The Executive shall be entitled to five (5) weeks’ vacation per calendar year during the Term. Any unused vacation will be forfeited at the end of each calendar year during the Term.

(g)

Equity Compensation. In the event that there is a change in control of the Company or Executive’s employment is terminated (by the Executive for Good Reason or by the Company Without Cause) prior to the fourth anniversary of the Effective Date, the Executive shall receive as additional compensation one million (1,000,000) shares of the Issuer’s common stock (or the cash equivalent thereof “Shares”). In the event that the Shares are not issuable under the rules and regulations of any regulatory body, the Company shall pay to the Executive the equivalent cash that the amount of Shares would represent, based on a 10 day weighted average price of the Issuer’s common stock. Such payment or issuance, as the case may be, shall be made within 5 days of the change in control or termination of Executive’s employment.

5.	Termination of Employment. The Executive’s employment may be terminated as follows:

(a)

By the Executive Without Good Reason. The Executive shall have the right to terminate the Executive’s employment at any time during the Term upon Sixty (60) days prior written notice, and upon such termination, the Executive shall have the right to receive any earned but unpaid Base Salary through the date of termination, accrued but unused vacation time and any expenses incurred but unreimbursed at the date of termination (the “Termination Benefits”), all of which shall be paid in cash either, at the discretion of the Issuer Board, within thirty (30) days following such termination date or over the course of the 60-day notice period in accordance with the Company’s standard payroll practices.

(b)

By the Executive for Good Reason. The Executive may terminate his employment hereunder during the Term for Good Reason by providing written notice to the Board and the Issuer Board within thirty (30) days following the occurrence of any of the events specified below. Such notice shall specify the circumstances relating thereto and, unless the Company or the Issuer, as applicable, cures the defect within thirty (30) days after receipt of such notice, the Executive’s employment shall terminate ten (10) days after such cure period. For purposes of this Section 5, “Good Reason” shall mean any of the following:

(i)	the Executive’s assignment of title, duties or responsibilities that are inconsistent in any material respect with the scope of the title, duties or responsibilities as set forth in this Agreement;

(ii)

the Executive’s duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by the Executive and approved by the Board and the Issuer Board;

(iii)	the failure of the Company or the Issuer to perform substantially any material term or provision of this Agreement required to be performed by it;

(iv)	the Executive’s principal office is relocated more than fifty (50) miles from the location at which the Executive was based immediately prior to the relocation; or

(v)	the Executive’s Base Salary is reduced, other than in connection with a reduction of compensation for executives in response to adverse financial circumstances; or

(vi)	There is a change in control of the Company or Issuer.

(c)

By the Company Without Cause. The Company (subject to the prior agreement of the Issuer Board, upon the recommendation of the Compensation Committee) shall have the right to terminate the Executive’s employment at any time during the Term without Cause (as defined below), by providing written notice to the Executive specifying the effective date of termination (which may be forthwith).

(d)

For Cause. Either the Issuer or the Company, with the prior approval of the Issuer Board upon the recommendation of the Compensation, Nominating and Corporate Governance Committee of the Issuer Board, may terminate this Agreement during the Term at any time for Cause, effective immediately upon written notice to the Executive, in which event the Executive shall be entitled to payment of the Termination Benefits and neither the Issuer nor the Company shall have any further obligation to him. For purposes of this Agreement, “Cause” shall mean any of the following:

(i)	the Executive’s continued failure, whether wilful or not, to perform substantially all of his duties hereunder (other than as a result of being Disabled);

(ii)	the Executive’s dishonesty or gross negligence in the discharge of his duties hereunder;

(iii)

the Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony under the federal, provincial or state laws of Canada or the United States (other than a traffic violation);

(iv)

any wilful act or omission on the Executive’s part which is materially injurious to the financial condition or business reputation of the Company, the Issuer or any of their subsidiaries or affiliates;

(v)	the Executive’s failure or refusal to comply with a lawful oral or written directive from the Company’s Chief Executive Office, the Board or the Issuer Board; or

(vi)	the Executive’s breach of Section 6 or 7 of this Agreement.

6.	Protection of Confidential Information; Non-Competition.

(a)

Acknowledgment. The Executive agrees and acknowledges that, in the course of rendering services to the Company and its clients and customers, he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates (including the Issuer) that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and that the success of the Company and the Issuer in the marketplace depends upon their good will and reputation for quality and dependability. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect their substantial investment in developing and maintaining its status in the marketplace, reputation and good will. The Executive recognizes that in order to guard the legitimate interests of the Company and the Issuer, it is necessary for them to protect all confidential information. The Executive further agrees that his obligations under Sections 6(b) and 6(c) shall be absolute and unconditional.

(b)

Confidential Information. During the Term and at all times following the Executive’s termination of employment, the Executive shall keep secret all non-public information, matters and materials of the Company (including subsidiaries or affiliates (including the Issuer)), including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries or affiliates (including the Issuer)) products, processes, customers and services and other business and financial affairs of the Company and the Issuer (collectively, the “Confidential Information”), to which the Executive has had or may have access and shall not use or disclose such Confidential Information to any person other than: (i) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Issuer Board, in each case only to the extent required in the course of the Executive’s employment with the Company or as otherwise expressly required in connection with court process; (ii) as may be required by law (in which case the Executive will provide the Company with prompt notice so that it may seek a protective order or other appropriate remedy); or (iii) to the Executive’s personal advisers for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Information and, as to advisers, their obligation to keep such Information confidential. “Confidential Information” shall not include any information which is in the public domain during the Executive’s employment, provided such information is not in the public domain as a consequence of his disclosure in violation of this Agreement. Upon termination of the Executive’s employment for any reason, he shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in his possession or subject to his control that (x) belong to the Issuer or the Company or (y) contain or reflect any information concerning the Company, its subsidiaries or affiliates (including the Issuer).

(c)

Non-Competition and Non-Solicitation. In consideration of the obligations of the Company and the Issuer hereunder, the Executive shall not, in any capacity, whether for his own account or for any other person or organization, directly or indirectly, with or without compensation:

(i)

during the Term and for a period following his termination of employment corresponding with the amount of severance payable under this Agreement (and not, for clarity, the time period over which such severance is paid) (A) own, operate, manage, or control, (B) serve as an officer, director, partner, employee, agent, consultant, advisor or developer or in any similar capacity to (C) have any financial interest in, or aid or assist anyone else in the conduct of an enterprise of, or (D) engage in any undertaking, provide services to, lend money or guarantee the obligations of, any person who carries on business that competes in any material respect with the business or any material part thereof, of the identification, development, acquisition, ownership, operation or management of ambulatory surgery centres carried on by the Company or any of its subsidiaries or affiliates (including the Issuer) on the date of termination or non-renewal or within the preceding six months of the applicable date in the United States or any other territory in which such business is carried on at such time, or call upon, solicit, divert, take away or attempt to solicit any of the customers or suppliers or any other business contacts of the Company any of its subsidiaries or affiliates;

(ii)

during the Term and for a period ending twelve (12) months following his termination of employment, solicit, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company, the Issuer (including any subsidiaries or affiliates thereof, including, without limitation, any physician limited partner or contract physician employed by or working at any of the ambulatory surgery centres owned (directly or indirectly) or managed by the Company) to discontinue his or her relationship with the Company, the Issuer or such subsidiaries or affiliates; or

(iii)

during the Term and for a period ending twelve (12) months following his termination of employment, solicit, divert or appropriate any customers, clients, vendors or distributors of the Company (including any subsidiaries or affiliates thereof).

Notwithstanding anything to the contrary contained herein, nothing in this Section 6(c) shall prohibit the Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities or, following his termination of employment, serving as an officer, director, partner, employee, agent, consultant or advisor of a hospital that derives no more than 5% of its revenues from the operation and/or management of an ambulatory surgery centre or outpatient clinic; provided that the Executive shall not serve in any such capacity if such service relates in any material respect to the identification, development, acquisition, ownership, operation or management of ambulatory surgery centres by such hospital.

For clarity and by way of example, if the Executive is entitled to a severance payment equal to sixty (60) days’ Base Salary, the Executive’s obligations not to compete pursuant to Section 6(c)(i) above shall extend for sixty (60) days following the date of termination.

(d)

Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of the Company, that adequate consideration has been received by the Executive for such obligations, and that these obligations do not prevent the Executive from earning a livelihood. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable.

(e)

Remedies for Breach. The Company, the Issuer, and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Executive acknowledges that the Company and the Issuer will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company and the Issuer shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of Sections 6(b) and 6(c), without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against the Executive, and the Executive hereby consents to the entry of such relief against him and agrees not to contest such entry. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of the Executive against the Company or the Issuer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or the Issuer of said covenants. The Executive shall not defend on the basis that there is an adequate remedy at law.

7.

Intellectual Property. All copyrights, trademarks, trade names, servicemarks, and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by the Executive during the Term that relate to the business or operations of the Company or any subsidiary or affiliate thereof (including the Issuer) or that result from any work performed by the Executive for the Company or any such subsidiary or affiliate shall be the sole property of the Company or such subsidiary or affiliate, as the case may be, and the Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of the Company or the Issuer, the Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 7 and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

8.

Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company and the Issuer:

Northstar Healthcare Acquisitions, L.L.C. 4120 Southwest Freeway, Suite 150 Houston, Texas 77027
Attn: Donald L. Kramer, M.D., Chief Executive Officer Fax: 713-355-8615 E-mail: dkramer@northstar-healthcare.com

(b)

For notices and communications to the Executive, to the address or facsimile set forth below his signature hereto. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.	General

(a)

Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Texas.

(b)

Amendment: Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)

Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company and the Issuer or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company, the Issuer and their respective subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to its assets or business.

(d)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(e)

Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

(f)

Deductions and Withholding. The Executive acknowledges and agrees that the Company shall be entitled to withhold from the compensation payable hereunder, including the Base Salary and any bonus, all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to the Executive pursuant to this Agreement or otherwise.

(g)

Representation. The Executive hereby acknowledges that he has been represented by an attorney of his choice in negotiating this Agreement (or has chosen not to be so represented) and that counsel for the Company and the Issuer has not advised or represented him in any way in this matter.

(h)

Severability. The invalidity of one or more of the words, phrases, sentences, clauses or sections contained herein shall not affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event any one of the words, phrases, sentences, clauses or sections in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word(s), phrase(s), sentence(s), clause(s) or section(s) had not been inserted.

(i)	Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Intentionally Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NORTHSTAR HEALTHCARE
ACQUISITIONS, L.L.C.

By: _______________________________
Name: Donald L. Kramer, M.D.
Title: Chief Executive Officer

NORTHSTAR HEALTHCARE INC.

By: _______________________________
Name: Donald L. Kramer, M.D.
Title: Chief Executive Officer

EXECUTIVE

______________________________________
Name: Harry Fleming

SCHEDULE “A”

Existing Board/Committee Commitments

Residential Renewable Energy, LLC